Exhibit 99.1


             TELEWEST ANNOUNCES EXECUTION OF POUND 1.8 BILLION
                       LOAN AGREEMENT DOCUMENTATION

London, 21 December 2004--Telewest Global, Inc. (Nasdaq: TLWT) today announces that the Telewest group executed final documentation relating to new pound 1.8 billion credit facilities. Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank and The Royal Bank of Scotland acted as book runners. Proceeds of the new facilities will be used to repay borrowings under the group's existing pound 2.03 billion senior credit facilities. The new facilities significantly extend the maturity profile of the group's senior debt and reduce its overall long-term cost of borrowing.

The new credit facilities reflect better pricing terms than previously announced and are comprised of five tranches: tranche A, a 7-year, amortising term facility of pound 700 million initially bearing interest of LIBOR plus 2.25%; tranche B, an 8-year term facility of pound 425 million equivalent initially bearing interest of LIBOR plus 2.375% for loans denominated in Euro, 2.25% for loans denominated in U.S. dollars and 2.50% for loans denominated in Sterling; tranche C, a 9-year term facility of a pound 325 million equivalent bearing interest of LIBOR plus 2.875% for loans denominated in Euro, 2.75% for loans denominated in U.S. dollars and 3.00% for loans denominated Sterling; a 7-year revolving loan facility of pound 100 million initially bearing interest of LIBOR plus 2.25%; and a 9 1/2-year second lien term facility of pound 250 million bearing interest of LIBOR plus 4.00%.

Cob Stenham, Chairman of Telewest Global, Inc., said "We are extremely pleased to announce execution of our new loan agreement on better terms than previously announced and we look forward to working with our new senior lenders. Combined with the financial restructuring completed last summer, this refinancing completes the rebuilding of Telewest's balance sheet providing us with a significantly improved capital structure and a strong platform for future growth".

ENQUIRIES:

TELEWEST

David Buckingham, Treasurer                        011-44-(0)20-7299-5667

Richard Williams, Head of Investor Relations       011-44-(0)20-7299-5479

Vani Gupta, Investor Relations Manager             011-44-(0)20-7299-5353

BRUNSWICK

Nick Claydon                                       011-44-(0)20-7404-5959

Frank De Maria                                     212-333-3810


NOTES TO EDITORS:

Telewest, the broadband communications and media group, currently passes and markets to 4.7 million homes and provides multi-channel television, telephone and internet services to 1.77 million residential customers. Telewest Business, the company's business division, supplies broadband communications to the public and private sector markets. Its content division, Flextech, is the BBC's partner in UKTV. Together they are the largest supplier of basic channels to the UK pay-TV market with a portfolio that combines wholly owned and managed channels, including the nine joint venture channels with the BBC. For further information go to http://mediacentre.telewest.co.uk
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